Exhibit 99.1

Contact: Cameron Way (206) 373-9034

Onvia Reports Fourth Quarter Revenue of $5.5 Million

Annual Contract Value grows 13% over prior year

Onvia, Inc. (NASDAQ: ONVI), Seattle, WA – February 25, 2009 – Onvia, a leading provider of comprehensive sales intelligence, announced its fourth quarter and annual financial results today. For the quarter and year ended December 31, 2008, revenue was $5.5 million and $21.1 million, respectively, essentially flat compared to the same periods of 2007. In sequential quarters, fourth quarter revenue grew 7% over the third quarter of 2008.

	(unaudited)
	2007				2008
	Q1 07	Q2 07	Q3 07	Q4 07	Q1 08	Q2 08	Q3 08	Q4 08
Annual Contract Value (in millions)	$16.6	$17.2	$17.5	$17.6	$17.5	$18.2	$19.0	$19.8
Total Clients	9,100	9,000	8,800	8,500	8,100	8,100	8,100	8,400
High Value Clients	8,000	8,000	7,900	7,700	7,500	7,500	7,500	7,800
Annual Contract Value per Client	$1,836	$1,920	$1,984	$2,064	$2,151	$2,242	$2,338	$2,360
Quarterly Contract Value per Client	$2,011	$2,067	$2,163	$2,204	$2,336	$2,393	$2,351	$2,389

Annual Contract Value (ACV), which represents the aggregate annual value of Onvia’s client base, grew to $19.8 million at December 31, 2008, up 13% compared to December 31, 2007 and grew at an annualized rate of 16% compared to September 30, 2008 primarily due to growth in the client base. ACV is driven by Annual Contract Value per Client (ACVC) and growth in the number of clients. Onvia clients increased to 8,400 clients up from 8,100 clients at September 30, 2008, the first meaningful growth in the client base in over three years.

“The economic stimulus activity, the recently passed recovery legislation, and the stalled commercial sector have increased interest in public sector opportunities,” stated Mike Pickett, Onvia’s Chairman and Chief Executive Officer. “Increased demand and a larger, more tenured sales force accelerated new client acquisition in the fourth quarter, which contributed to our ACV growth rate. ACV is a leading indicator of future revenue, and we expect revenue to reflect our current ACV growth in future periods.”

ACVC, which represents the average annual subscription price of Onvia’s active clients, grew 14% to $2,360 compared to the fourth quarter of 2007, but was flat compared to the third quarter of 2008. “Our existing clients, and in particular, small construction companies, have noticeably tightened their budgets and retention rates have been weaker than usual,” Pickett continued. “Account expansions and upgrades on existing clients have slowed. As a result, growth in ACVC slowed over the second half of 2008. In 2009, we plan to stimulate ACVC growth by introducing new valuable and relevant information products to the marketplace, and by targeting high value prospects that resemble our best customers.”

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Page 2 of 6 - Onvia Announces Fourth Quarter and Annual Results

	Year 2007 - 2008 Quarterly Results
	(in millions, except per share data)
	(unaudited)
	2007				2008
	Q1 07	Q2 07	Q3 07	Q4 07	Q1 08	Q2 08	Q3 08	Q4 08
Revenues	$4.9	$5.2	$5.4	$5.5	$5.3	$5.1	$5.2	$5.5
Gross margin	83%	82%	83%	81%	81%	78%	79%	80%
Net income (loss)	$(1.0)	$(0.4)	$2.9	$(1.0)	$(0.4)	$(1.3)	$(0.8)	$(0.8)
Basic earnings (loss) per share	$(0.13)	$(0.04)	$0.35	$(0.12)	$(0.05)	$(0.15)	$(0.10)	$(0.10)
Diluted earnings (loss) per share	$(0.13)	$(0.04)	$0.33	$(0.12)	$(0.05)	$(0.15)	$(0.10)	$(0.10)

Onvia’s quarterly net loss was $846,000 compared to $1.0 million in the fourth quarter of 2007. Onvia eliminated two senior executive positions to reduce its cost structure in response to the weak economy. Severance in the amount of $200,000 was recorded in the fourth quarter of 2008.

Year over year, annual net loss was $3.4 million for 2008 compared to annual net income of $500,000 for 2007. In 2007, net income included a $2.7 million gain from the termination of a lease for excess office space. In 2008, Onvia invested in expanding its acquisition sales force, and in new private sector content to support the new Onvia Planning and Construction product launched in early 2008. These investments contributed to higher operating expenses, which have fueled ACV growth in 2008 and ultimately, revenue growth in 2009.

During the fourth quarter, we invested $1.1 million in the development of new technology. Capital investments will slow once the new platform is launched in the first half of 2009. Our new content management system is intended to improve the productivity of our research organization, improve the relevance of our content for clients, and ultimately improve client retention. Our new application and database platform will create a flexible and scalable product development environment, improve our database search and indexing capabilities, and enhance the user experience and usability of our information services. The new platform will serve as the basis for product development and growth in the coming years.

In other news, Onvia will hold its annual stockholder meeting on May 8, 2009.

A conference call hosted by Onvia’s management will be held today, Wednesday, February 25, 2009 at 1:30 p.m. PST to further discuss Onvia’s financial results. This call will be broadcast via the Internet and may be accessed from Onvia’s website at www.onvia.com. A replay of the broadcast will be available after the conference call on Onvia’s website or by dialing 1-800-675-9924 and entering the pass code 21909. For investor relations questions please e-mail investorrelations@onvia.com

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Page 3 of 6 - Onvia Announces Fourth Quarter and Annual Results

About Onvia

Onvia (NASDAQ: ONVI) helps businesses achieve a competitive advantage by delivering timely and actionable sales opportunities and information. More than 8,400 subscribers across the United States rely on Onvia as a comprehensive resource for industry-specific information needed to make intelligent sales decisions. Onvia offers unparalleled coverage of government purchasing activity in addition to commercial and residential projects in development for markets such as architecture and engineering, IT/telecom, business consulting services, operations and maintenance, and transportation. Onvia was founded in 1996 and is headquartered in Seattle, Washington.

Forward-Looking Statements

This release may contain, in addition to historical information, forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding Onvia’s financial performance, profitability, client count and client information, and other operating metrics. Onvia’s business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this release, including changes in general economic and business conditions in the information and internet services industries and changes in our business strategy.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s investments in technology infrastructure, content collection and sourcing, and sales and marketing fails to improve sales penetration and client retention rates; Onvia’s technology fails to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data; client adoption of new and higher valued products continues to be slower than expected; and Onvia fails to increase the number of clients and/or Annual Contract Value.

Additional information on factors that may impact these forward-looking statements can be found in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections in our 2007 Annual Report on Form 10-K. The information contained in this presentation is as of the date indicated. We assume no obligation to update any forward-looking statements contained in this presentation as a result of new information or future events or developments.

Page 4 of 6 - Onvia Announces Fourth Quarter and Annual Results

ONVIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2008	December 31, 2007
	(Unaudited)
	(in thousands, except share amounts)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,043	$14,301
Accounts receivable, net of allowance for doubtful accounts of $32 and $52	1,645	1,393
Prepaid expenses and other current assets	786	549
Reimbursable tenant improvements	147	2,663
Security deposits, current portion	134	3,500

Total current assets	15,755	22,406
LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation of $2,782 and $6,209	1,710	957
Security deposits, net of current portion	404	538
Internal use software, net of accumulated amortization of $1,752 and $1,079	4,447	1,838
Other assets	7	2

Total long term assets	6,568	3,335

TOTAL ASSETS	$22,323	$25,741

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$853	$2,220
Accrued expenses	1,491	1,335
Capital leases, current portion	82	113
Unearned revenue, current portion	8,979	9,096
Deferred rent, current portion	61	3

Total current liabilities	11,466	12,767
LONG TERM LIABILITIES:
Capital leases, net of current portion	6	89
Unearned revenue, net of current portion	139	342
Deferred rent, net of current portion	919	279

Total long term liabilities	1,064	710

TOTAL LIABILITIES	12,530	13,477
STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,254,909 and 8,224,383 shares issued; and 8,246,828 and 8,207,465 shares outstanding	1	1
Treasury stock, at cost: 8,081 and 16,918 shares	(40)	(83)
Additional paid in capital	352,127	351,268
Accumulated deficit	(342,295)	(338,922)

Total stockholders’ equity	9,793	12,264

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$22,323	$25,741

Page 5 of 6 - Onvia Announces Fourth Quarter and Annual Results

ONVIA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) / INCOME (UNAUDITED)

	Three Months Ending December 31,		Twelve Months Ending December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
	(In thousands)		(In thousands)
Revenue
Subscription	$4,699	$4,651	$18,090	$17,824
Content license	584	589	2,239	2,442
Other	227	274	813	662

Total revenue	5,510	5,514	21,142	20,928
Cost of revenue	1,099	1,032	4,326	3,731

Gross margin	4,411	4,482	16,816	17,197
Operating expenses:
Sales and marketing	3,445	3,163	12,300	11,728
Technology and development	749	1,261	3,818	4,411
General and administrative	1,087	1,290	4,505	4,199
Idle lease expense	—	—	—	(2,653)

Total operating expenses	5,281	5,714	20,623	17,685

Loss from operations	(870)	(1,232)	(3,807)	(488)
Other income, net	24	238	433	982

Net (loss) / income	$(846)	$(994)	$(3,374)	$494

Unrealized (loss) / gain on available-for-sale securities	—	(8)	—	6

Comprehensive (loss) / income	$(846)	$(1,002)	$(3,374)	$500

Basic net (loss) / income per common share	$(0.10)	$(0.12)	$(0.41)	$0.06

Diluted net (loss) / income per common share	$(0.10)	$(0.12)	$(0.41)	$0.06

Basic weighted average shares outstanding	8,243	8,199	8,230	8,087

Diluted weighted average shares outstanding	8,243	8,199	8,230	8,606

Page 6 of 6 - Onvia Announces Fourth Quarter and Annual Results

ONVIA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
	(In thousands)		(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) / income	$(846)	$(992)	$(3,374)	$494
Adjustments to reconcile net (loss) / income to net cash (used in) / provided by operating activities:
Depreciation and amortization	416	783	1,530	2,015
Impairment of assets	—	—	97	45
Loss / (Gain) on sale of property and equipment	—	—	—	7
Stock-based compensation	161	254	718	927
Change in operating assets and liabilities:
Accounts receivable	(449)	(496)	(252)	(578)
Prepaid expenses and other current assets	(130)	572	(237)	261
Other assets	14	10	35	17
Accounts payable	(317)	954	(1,368)	1,765
Accrued expenses	97	506	175	251
Idle lease accrual	—	(197)	—	(3,779)
Unearned revenue	365	104	(321)	598
Deferred rent	108	145	698	68

Net cash (used in) / provided by operating activities	(581)	1,643	(2,299)	2,091
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(10)	(215)	(1,578)	(345)
Proceeds from sales of property and equipment	—	—	3	—
Additions to internally developed software	(1,061)	(507)	(3,413)	(1,321)
Purchases of investments	—	—	—	(9,044)
Sales of investments	—	8,270	—	8,270
Maturities of investments	—	2	—	8,263
Reimbursable tenant improvements	—	(2,663)	2,516	(2,663)
Additions to security deposits	—	—	—	(538)
Return of security deposits	—	—	3,500	—

Net cash (used in) / provided by investing activities	(1,071)	4,887	1,028	2,622
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	(30)	(25)	(113)	(49)
Proceeds from exercise of stock options and purchases under employee stock purchase plan	32	123	126	1,207

Net cash provided by financing activities	2	98	13	1,158

Net (decrease) / increase in cash and cash equivalents	(1,650)	6,628	(1,258)	5,871
Cash and cash equivalents, beginning of period	14,693	7,673	14,301	8,430

Cash and cash equivalents, end of period	$13,043	$14,301	$13,043	$14,301